                                           EXHIBIT 10-46

                        EMPLOYMENT AGREEMENT


               AGREEMENT made this 19th day of
     January, 1994, between New York State Electric & Gas
     Corporation, a New York corporation (the "Company"), and
     James A. Carrigg (the "Executive").

               The Board of Directors of the Company (the
     "Board") desires to provide for the employment of the Executive as a member of the Company's management, in the best interest of the Company and its shareholders. The Executive is willing to commit himself to serve the Company, on the terms and conditions herein provided.

               In order to effect the foregoing, the Company and the Executive wish to enter into an employment agree-ment on the terms and conditions set forth below. Ac-cordingly, in consideration of the premises and the respective covenants and agreements of the parties herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

               1. Defined Terms. The definitions of capi-talized terms used in this Agreement are provided in the last Section hereof.

               2. Employment. The Company hereby agrees to employ the Executive, and the Executive hereby agrees to serve the Company, on the terms and conditions set forth herein, during the term of this Agreement (the "Term").

               3. Term of Agreement. The Term will commence on the date hereof and end on December 31, 1996, unless further extended as hereinafter provided. Commencing on January 1, 1996 and each January 1 thereafter, the term of this Agreement shall automatically be extended for one additional year unless, not later than September 30 of the preceding year, the Company (upon authorization by the Board) or the Executive shall have given notice not to extend this Agreement; provided, however, if a Change in Control shall have occurred during the Term of this Agreement, Sections 6, 7 and 10 through 20 of this Agree-ment shall continue in effect until at least the end of the Change-in-Control Protective Period (whether or not the Term of the Agreement shall have expired for other purposes).

               4. Position and Duties. The Executive shall serve as Chairman, President and Chief Executive Officer of the Company and shall have such responsibilities, duties and authority that are consistent with such posi-tions as may from time to time be assigned to the Execu-tive by the Board. The Executive shall devote substan-tially all his working time and efforts to the business and affairs of the Company; provided, however, that the Executive may also serve on the boards of directors or trustees of other companies and organizations, as long as such service does not substantially interfere with the performance of his duties hereunder.

               5.   Compensation and Related Matters.

                    5.1  Base Salary.  The Company shall pay
     Executive a base salary ("Base Salary") during the period of the Executive's employment hereunder, which shall be at an initial rate of Four Hundred Twenty-Five Thousand Dollars ($425,000.00) per annum. The amount to be paid from the first date of the Term through the immediately following December 31 shall be the product of Four Hun-dred Twenty-Five Thousand Dollars ($425,000.00) multi-plied by a fraction, the numerator of which is the number of calendar days from first date of the Term through such December 31 and the denominator of which is 365. The Base Salary shall be paid in substantially equal bi-weekly installments, in arrears. The Base Salary may be discretionarily increased by the Board from time to time as the Board deems appropriate in its reasonable business judgment. The Base Salary in effect from time to time shall not be decreased during the Term. During the period of the Executive's employment hereunder, the Board shall make an annual review of the Executive's compensa-tion.

                    Compensation of the Executive by Base
     Salary payments shall not be deemed exclusive and shall not prevent the Executive from participating in any other compensation or benefit plan of the Company. The Base Salary payments (including any increased Base Salary payments) hereunder shall not in any way limit or reduce any other obligation of the Company hereunder, and no other compensation, benefit or payment hereunder shall in any way limit or reduce the obligation of the Company to pay the Executive's Base Salary hereunder.

               5.2  Benefit Plans.  The Executive shall be
     entitled to participate in or receive benefits under any "employee benefit plan" (as defined in section 3(3) of the Employee Retirement Income Security Act of 1974, as amended from time to time ("ERISA")) or employee benefit arrangement made available by the Company now or during the period of the Executive's employment hereunder to its executives and key management employees, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements; provided, however, that there shall be no duplication of the benefits created by this Agreement. The Executive's participation in such employee benefit plans and arrange-ments shall be on an appropriate level, as determined by the Board.

               5.3 Expenses. Upon presentation of reasonably adequate documentation to the Company, the Executive shall receive prompt reimbursement from the Company for all reasonable and customary business expenses incurred by the Executive in accordance with the Company policy in performing services hereunder.

               6.   Compensation  Related to Disability or
     Termination (Other Than Post-Termination Payments).

               6.1 During the Term of this Agreement (or, if later, at any time prior to the end of the Change-in-Control Protective Period), during any period that the Executive fails to perform the Executive's full-time duties with the Company as a result of incapacity due to physical or mental illness, the Company shall pay the Executive's Base Salary to the Executive at the rate in effect at the commencement of any such period, together with all compensation and benefits payable to the Execu-tive under the terms of any compensation or benefit plan, program or arrangement maintained by the Company during such period, until the Executive's employment is termi-nated by the Company for Disability; provided, however, that such Base Salary payments shall be reduced by the sum of the amounts, if any, payable to the Executive at or prior to the time of any such Base Salary payment under disability benefit plans of the Company or under the Social Security disability insurance program, which amounts were not previously applied to reduce any such Base Salary payment. Subject to Sections 7, 8, 9 and 10 hereof, after completing the expense reimbursements re-quired by Section 5.3 hereof and making the payments and providing the benefits required by this Section 6.1, the Company shall have no further obligations to the Execu-tive under this Agreement.

               6.2  If the Executive's employment shall be
     terminated for any reason during the Term of this Agree-ment (or, if later, prior to the end of the Change-in-Control Protective Period), the Company shall pay the Executive's Base Salary (to the Executive or in accor-dance with Section 14.2 if the Executive's employment is terminated by his death) through the Date of Termination at the rate in effect at the time the Notice of Termina-tion is given, together with all compensation and bene-fits payable to the Executive through the Date of Termi-nation under the terms of any compensation or benefit plan, program or arrangement maintained by the Company during such period. Subject to Sections 7, 8, 9 and 10 hereof, after completing the expense reimbursements re-quired by Section 5.3 hereof and making the payments and providing the benefits required by this Section 6.2, the Company shall have no further obligations to the Execu-tive under this Agreement.

               7.  Normal Post-Termination Payments upon
     Termination of Employment. If the Executive's employment shall be terminated for any reason during the Term of this Agreement (or, if later, prior to the end of the Change-in-Control Protective Period), the Company shall pay the Executive's normal post-termination compensation and benefits to the Executive as such payments become due. Subject to Section 10.1 hereof, such post-termi-nation compensation and benefits shall be determined under, and paid in accordance with, the Company's retire-ment, insurance and other compensation or benefit plans, programs and arrangements (other than this Agreement).

               8. Termination of Employment (During the Term and Prior to a Change in Control) by the Company without Cause. If the Company shall terminate the Executive's employment during the Term and prior to a Change in Con-trol, without Cause (and not for Disability or in con-nection with the Executive's Retirement or the Executive's death), then in lieu of any further salary payments to the Executive for periods subsequent to the Date of Termination, the Company shall pay to the Execu-tive, within the five days immediately following the Date of Termination, a lump sum amount equal to the present value (calculated using a discount at the appropriate corresponding United States Treasury Bill rate) of the aggregate Base Salary otherwise payable to the Executive through the end of the Term.

               9.  Post-Termination Continuation of Welfare
     Benefit Plan Coverage. If the termination of the Executive's employment is described in Section 8 hereof, the Company shall maintain in full force and effect, for the continued benefit of the Executive for the number of years (including partial years) remaining in the Term, each "em-ployee welfare benefit plan" (as defined in section 3(1) of ERISA) in which the Executive was entitled to participate immediately prior to the Date of Termination, provided that the Executive's continued participation is possible under the general terms and provisions of such plans. In the event that the Executive's participation in any such plan is barred, the Company shall arrange to provide the Executive with benefits substantially similar to those which the Exec-utive would otherwise have been entitled to receive under the plan from which his continued participation is barred.

               10.  Severance Payments.

               10.1 Subject to Section 10.2 hereof, the Company shall pay the Executive the payments described in this
     Section 10.1 (the "Severance Payments") upon the termination of the Executive's employment following a Change in Control and prior to the end of the Change-in-Control Protective Period, in addition to the payments and benefits described in Sections 6 and 7 hereof, unless such termination is (i) by the Company for Cause, (ii) by reason of death, Disabili-ty or Retirement, or (iii) by the Executive without Good Reason. For purposes of the immediately preceding sentence, if a termination of the Executive's employment occurs prior to a Change in Control, but following a Potential Change in Control in which a Person has entered into an agreement with the Company the consummation of which will constitute a Change in Control, such termination shall be deemed to have followed a Change in Control and to have been (i) by the Company without Cause, if the Executive's employment is terminated without Cause at the direction of such Person, or
     (ii) by the Executive with Good Reason, if the Executive terminates his employment with Good Reason and the act (or failure to act) which constitutes Good Reason occurs follow-ing such Potential Change in Control and at the direction of such Person.

                    (A)  In lieu of any further salary payments
               to the Executive for periods subsequent to the Date of Termination, in lieu of any lump sum payment with respect to aggregate Base Salary otherwise payable pursuant to Section 8 hereof, and in lieu of any sever-ance benefit otherwise payable to the Executive, the Company shall pay to the Executive a lump sum severance payment, in cash, equal two (2) times the sum of

                    (i) the higher of the Executive's annual Base
                         Salary in effect immediately prior to the occurrence of the event or circumstance upon which the Notice of Termination is based or the Executive's annual Base Salary in effect immediately prior to the Change in Control, and

                    (ii) the higher of (x) the amount paid to the
                         Executive pursuant to the Company's Annual
                         Executive Incentive Compensation Plan (or its successor plan) in the fiscal year preceding that in which the Date of Termination occurs, or (y) the average amount so paid in the three fiscal years preceding that in which the Change in Control occurs.

                    (B)  Notwithstanding any provision of the
               Company's Annual Executive Incentive Compensation Plan, the Company shall pay to the Executive a lump sum amount, in cash, equal to the sum of (i) any incentive compensation which has been allocated or awarded to the Executive for a completed fiscal year preceding the Date of Termination under the Annual Executive Incen-tive Compensation Plan but has not yet been either
               (x) paid (pursuant to Section 6.2 hereof or otherwise) or (y) deferred pursuant to the Deferred Compensation Plan for Salaried Employees, and (ii) a pro rata por-tion to the Date of Termination of the aggregate value of any contingent incentive compensation award to the Executive for any uncompleted fiscal year under the Annual Executive Incentive Compensation Plan calculated as to each such award by (i) assuming the Threshold Measure of such plan has been met and (ii) using such adjustments to the Variable Measure as the Committee (as defined in such plan) may have provided and the Board may have approved prior to the Change in Control, in order to produce an appropriate pro-rata award for such fiscal year;

                    (C)  In determining the retirement benefits
               to which the Executive is entitled under the Company's Supplemental Executive Retirement Plan, the Executive shall be given an additional two (2) years of service credit at the Executive's highest annual rate of com-pensation during the twelve (12) months immediately preceding the Date of Termination and shall be deemed to be two (2) years older than he is; such benefits shall be determined without regard to any amendment to the Supplemental Executive Retirement Plan made subse-quent to a Change in Control and on or prior to the Date of Termination, which amendment adversely affects in any manner the computation of retirement benefits thereunder.

                    (D)  For a twenty-four (24) month period
               after the Date of Termination, the Company shall ar-range to provide the Executive with life, disability, accident and health insurance benefits substantially similar to those which the Executive is receiving immediately prior to the Notice of Termination (without giving effect to any reduction in such benefits subse-quent to a Change in Control if such reduction consti-tutes Good Reason). Benefits otherwise receivable by the Executive pursuant to this Section 10.1(D) shall be reduced to the extent comparable benefits are actually received by or made available to the Executive without cost during the twenty-four (24) month period following the Executive's termination of employment (and any such benefits actually received by the Executive shall be reported to the Company by the Executive). If the benefits provided to the Executive under this Section 10.1(D) shall result in a decrease, pursuant to Section 10.2, in the Severance Payments and these Section 10.1(D) benefits are thereafter reduced pursuant to the immediately preceding sentence because of the receipt of comparable benefits, the Company shall, at the time of such reduction, pay to the Executive the lesser of
               (a) the amount of the decrease made in the Severance Payments pursuant to Section 10.2, or (b) the maximum amount which can be paid to the Executive without being, or causing any other payment to be, nondeduct-ible by reason of section 280G of the Code.

               10.2 Notwithstanding any other provisions of this Agreement, in the event that any payment or benefit received or to be received by the Executive in connection with a Change in Control or the termination of the Executive's employment (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Compa-ny, any Person whose actions result in a Change in Control or any Person affiliated with the Company or such Person) (all such payments and benefits, including the Severance Payments, being hereinafter called "Total Payments") would be subject (in whole or part), to the Excise Tax, then the Severance Payments shall be reduced to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax (after taking into account any reduction in the Total Payments provided by reason of section 280G of the Code in such other plan, arrangement or agreement) if (A) the net amount of such Total Payments, as so reduced, (and after deduction of the net amount of federal, state and local income tax on such reduced Total Payments) is greater than (B) the excess of (i) the net amount of such Total Payments, without reduction (but after deduction of the net amount of federal, state and local income tax on such Total Payments), over (ii) the amount of Excise Tax to which the Executive would be subject in respect of such Total Pay-ments. For purposes of determining whether and the extent to which the Total Payments will be subject to the Excise Tax, (i) no portion of the Total Payments the receipt or enjoyment of which the Executive shall have effectively waived in writing prior to the Date of Termination shall be taken into account, (ii) no portion of the Total Payments shall be taken into account which in the opinion of tax counsel selected by the Company does not constitute a "para-chute payment" within the meaning of section 280G(b)(2) of the Code (including by reason of section 280G(b)(4)(A) of the Code), and, in calculating the Excise Tax, no portion of such Total Payments shall be taken into account which con-stitutes reasonable compensation for services actually rendered, within the meaning of section 280G(b)(4)(B) of the Code, in excess of the Base Amount allocable to such reason-able compensation, and (iii) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the Company in accor-dance with the principles of sections 280G(d)(3) and (4) of the Code. Prior to the payment date set forth in Section
     10.3 hereof, the Company shall provide the Executive with its calculation of the amounts referred to in this Section and such supporting materials as are reasonably necessary for the Executive to evaluate the Company's calculations.
     If the Executive objects to the Company's calculations, the Company shall pay to the Executive such portion of the Severance Payments (up to 100% thereof) as the Executive determines is necessary to result in the Executive receiving the greater of clauses (A) and (B) of this Section.

               10.3 The payments provided for in Section 10.1 hereof (other than Section 10.1(C) and (D)) shall be made not later than the fifth day following the Date of Termina-tion, provided, however, that if the amounts of such pay-ments, and the limitation on such payments set forth in
     Section 10.2 hereof, cannot be finally determined on or before such day, the Company shall pay to the Executive on such day an estimate, as determined by the Executive, of the minimum amount of such payments to which the Executive is clearly entitled and shall pay the remainder of such pay-ments (together with interest at the rate provided in sec-tion 1274(b)(2)(B) of the Code) as soon as the amount there-of can be determined but in no event later than the thirti-eth (30th) day after the Date of Termination. In the event that the amount of the estimated payments exceeds the amount subsequently determined to have been due, such excess shall constitute a loan by the Company to the Executive, payable on the fifth (5th) business day after demand by the Company (together with interest at the rate provided in section 1274(b)(2)(B) of the Code).

               10.4 The Company also shall pay to the Executive all legal fees and expenses incurred by the Executive as a result of a termination which entitles the Executive to the Severance Payments (including all such fees and expenses, if any, incurred in disputing any such termination or in seek-ing in good faith to obtain or enforce any benefit or right provided by this Agreement or in connection with any tax audit or proceeding to the extent attributable to the appli-cation of section 4999 of the Code to any payment or benefit provided hereunder). Such payments shall be made within five (5) business days after delivery of the Executive's written requests for payment accompanied with such evidence of fees and expenses incurred as the Company reasonably may require.

               11.  Termination Procedures.

               11.1 Notice of Termination. During the Term of this Agreement (and, if longer, until the end of the Change-in-Control Protective Period), any purported termination of the Executive's employment (other than by reason of death) shall be communicated by written Notice of Termination from one party hereto to the other party hereto in accordance with Section 14 hereof. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agree-ment relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provi-sion so indicated. Further, a Notice of Termination for Cause is required to include a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters (3/4) of the entire membership of the Board at a meeting of the Board which was called and held for the purpose of considering such termination (after reasonable notice to the Executive and an opportunity for the Execu-tive, together with the Executive's counsel, to be heard before the Board) finding that, in the good faith opinion of the Board, the Executive was guilty of conduct set forth in clause (i) or (ii) of the definition of Cause herein, and specifying the particulars thereof in detail.

               11.2 Date of Termination. "Date of Termination", with respect to any purported termination of the Executive's employment during the Term of this Agreement (or prior to the end of the Change-in-Control Protective Period, if a Change in Control shall have occurred), shall mean (i) if the Executive's employment is terminated by his death, the date of his death, (ii) if the Executive's employment is terminated for Disability, thirty (30) days after Notice of Termination is given (provided that the Executive shall not have returned to the full-time performance of the Executive's duties during such thirty (30) day period), and
     (iii) if the Executive's employment is terminated for any other reason, the date specified in the Notice of Termina-tion (which, in the case of a termination by the Company, shall not be less than thirty (30) days (except in the case of a termination for Cause) and, in the case of a termina-tion by the Executive, shall not be less than fifteen (15) days nor more than sixty (60) days, respectively, from the date such Notice of Termination is given).

               12. No Mitigation. The Company agrees that, if the Executive's employment by the Company is terminated during the Term (or, if later, prior to the end of the Change-in-Control Protective Period), the Executive is not required to seek other employment or to attempt in any way to reduce any amounts payable to the Executive by the Compa-ny hereunder. Further, the amount of any payment or benefit provided for hereunder (other than pursuant to Section 10.1(D) hereof) shall not be reduced by any compensation earned by the Executive as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by the Executive to the Compa-ny, or otherwise.

               13.  Confidentiality and Noncompetition.

               13.1 The Executive will not, during or after the Term, disclose to any entity or person any information which is treated as confidential by the Company and to which the Executive gains access by reason of his position as an employee or director of the Company.

               13.2 If, at any time prior to the end of the Term (or, if later, the end of the Change-in-Control Protective Period), the Executive terminates his own employment without Good Reason (and not in connection with his Disability, Re-tirement or death) or the Company terminates his employment with Cause, then for a twelve-month period immediately fol-lowing his Date of Termination, the Executive shall not, except as permitted by the Company upon its prior written consent, enter, directly or indirectly, into the employ of or render or engage in, directly or indirectly, any services to any person, firm or corporation which is a major competi-tor of the Company with respect to products which the Compa-ny is then producing or services the Company is then provid-ing (a "Competitor"). However, it shall not be a violation of the immediately preceding sentence for the Executive to be employed by, or render services to, a Competitor, if the Executive renders those services only in lines of business of the Competitor which are not directly competitive with the primary lines of business of the Company. The current Competitors of the Company are listed on Exhibit 1 hereto. With the consent of the Executive, which shall not be unrea-sonably withheld, additional Competitors may be listed on
     Exhibit 1.

               14.  Successors; Binding Agreement.

               14.1 In addition to any obligations imposed by law upon any successor to the Company, the Company will require any successor (whether direct or indirect, by pur-chase, merger, consolidation or otherwise) to all or sub-stantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such assump-tion and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Executive to compensation from the Company in the same amount and on the same terms as the Executive would be entitled to hereunder if the Executive were to terminate the Executive's employment for Good Reason after a Change in Control, except that, for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination.

               14.2 This Agreement shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Execu-tive shall die while any amount would still be payable to the Executive hereunder (other than amounts which, by their terms, terminate upon the death of the Executive) if the Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the executors, personal representatives or administrators of the Executive's estate.

               15. Notices. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon actual receipt:
                    To the Company:

                    New York State Electric & Gas Corporation
                    Post Office Box 3607
                    Binghamton, NY  13902-3607
                    Attention:  Corporate Secretary

                    To the Executive:
                    James A. Carrigg
                    3711 Maplehurst Drive
                    Endwell, New York   13760

               16. Miscellaneous. No provision of this Agree-ment may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and such officer as may be spe-cifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supercedes all prior agreements, promises, covenants, arrangements, communications, represen-tations or warranties, whether oral or written, by any officer, employee or representative of any party hereto; and any prior agreement of the parties hereto in respect of the subject matter contained herein is hereby terminated and cancelled. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of New York. All references to sections of the Exchange Act or the Code shall be deemed also to refer to any successor provisions to such sections. There shall be withheld from any payments provided for hereunder any amounts required to be withheld under federal, state or local law and any additional withholding amounts to which the Executive has agreed. The obligations under this Agree-ment of either the Company or the Executive which by their nature and terms require satisfaction after the end of the Term (or after the end of the Change-in-Control Protective Period) shall survive such event and shall remain binding upon such party.

               17. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

               18. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

               19. Settlement of Disputes; Arbitration. All claims by the Executive for benefits under this Agreement shall be directed to and determined by the Board and shall be in writing. Any denial by the Board of a claim for benefits under this Agreement shall be delivered to the Executive in writing and shall set forth the specific rea-sons for the denial and the specific provisions of this Agreement relied upon. The Board shall afford a reasonable opportunity to the Executive for a review of the decision denying a claim and shall further allow the Executive to appeal to the Board a decision of the Board within sixty
     (60) days after notification by the Board that the Executive's claim has been denied. To the extent permitted by applicable law, any further dispute or controversy aris-ing under or in connection with this Agreement shall be settled exclusively by arbitration in Binghamton, New York in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction.

               20. Definitions. For purposes of this Agreement, the following terms shall have the meanings indicated below:

               (A) "Base Amount" shall have the meaning defined in section 280G(b)(3) of the Code.

               (B) "Base Salary" shall have the meaning stated in Section 5.1 hereof.

               (C) "Beneficial Owner" shall have the meaning de-fined in Rule 13d-3 under the Exchange Act.

               (D) "Board" shall mean the Board of Directors of the Company.

               (E) "Cause" for termination by the Company of the Executive's employment, for purposes of this Agreement, shall mean (i) the willful and continued failure by the Executive to substantially perform the Executive's duties with the Company (other than any such failure resulting from the Executive's incapacity due to physical or mental illness or any such actual or anticipated failure after the issuance of a Notice of Termination for Good Reason by the Executive pursuant to Section 11.1) after a written demand for sub-stantial performance is delivered to the Executive by the Board, which demand specifically identifies the manner in which the Board believes that the Executive has not substan-tially performed the Executive's duties, or (ii) the willful engaging by the Executive in conduct which is demonstrably and materially injurious to the Company or its subsidiaries, monetarily or otherwise. For purposes of clauses (i) and
     (ii) of this definition, no act, or failure to act, on the Executive's part shall be deemed "willful" unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the Executive's act, or failure to act, was in the best interest of the Company.

               (F) A "Change in Control" shall be deemed to have occurred if the conditions set forth in any one of the following paragraphs shall have been satisfied during the
     Term:

                         (I)  any Person is or becomes the Bene-
                    ficial Owner, directly or indirectly, of securi-ties of the Company (not including in the secu-rities beneficially owned by such Person any secu-rities acquired directly from the Company or its affiliates) representing 25% or more of the com-bined voting power of the Company's then outstand-ing securities; or

                         (II)  during any period of two consecu-
                    tive years (not including any period prior to the execution of this Agreement), individuals who at the beginning of such period constitute the Board and any new director (other than a director desig-nated by a Person who has entered into an agree-ment with the Company to effect a transaction described in paragraph (I), (III) or (IV) of this Change in Control definition) whose election by the Board or nomination for election by the Company's stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomi-nation for election was previously so approved, cease for any reason to constitute a majority thereof; or

                         (III)  the shareholders of the Company
                    approve a merger or consolidation of the Company with any other corporation, other than (i) a merg-er or consolidation which would result in the voting securities of the Company outstanding imme-diately prior thereto continuing to represent (either by remaining outstanding or by being con-verted into voting securities of the surviving entity), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company, at least 75% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or (ii) a merger or consolida-tion effected to implement a recapitalization of the Company (or similar transaction) in which no Person acquires more than 50% of the combined voting power of the Company's then outstanding securities; or

                         (IV)  the shareholders of the Company
                    approve a plan of complete liquidation of the Company or an agreement for the sale or disposi-tion by the Company of all or substantially all the Company's assets.

               (G) "Change-in-Control Protective Period" shall mean the period from the occurrence of a Change in Control until the later of the second anniversary of such Change in Control or, if such Change in Control shall be caused by the shareholder approval of a merger or consolidation described in Section 20(F)(III) hereof, the second anniversary of the consummation of such merger or consolidation.

               (H) "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

               (I) "Company" shall mean New York State Electric & Gas Corporation and any successor to its business and/or assets which assumes and agrees to perform this Agreement by operation of law, or otherwise (except in determining, under Section 20(F) hereof, whether or not any Change in Control of the Company has occurred in connection with such succes-
     sion).

               (J) "Date of Termination" shall have the meaning stated in Section 11.2 hereof.

               (K) "Disability" shall be deemed the reason for the termination by the Company of the Executive's employ-ment, if, as a result of the Executive's incapacity due to physical or mental illness, the Executive shall have been absent from the full-time performance of the Executive's duties with the Company for the maximum number of months applicable to the Executive under the Company's Disability Policy for Salaried Employees (but in no event for less than six (6) consecutive months), the Company shall have given the Executive a Notice of Termination for Disability, and, within thirty (30) days after such Notice of Termination is given, the Executive shall not have returned to the full-time performance of the Executive's duties.

               (L) "Exchange Act" shall mean the Securities Ex-change Act of 1934, as amended from time to time.

               (M) "Excise Tax" shall mean any excise tax im-posed under section 4999 of the Code.

               (N) "Executive" shall mean the individual named in the first paragraph of this Agreement.

               (O) "Good Reason" for termination by the Execu-tive of the Executive's employment shall mean the occurrence (without the Executive's express written consent) after any Change in Control, or after any Potential Change in Control under the circumstances described in the second sentence of
     Section 10.1 hereof (treating all references in paragraphs
     (I) through (VII) below to a "Change in Control" as refer-ences to a "Potential Change in Control"), of any one of the following acts by the Company, or failures by the Company to act, unless, in the case of any act or failure to act de-scribed in paragraph (I), (V), (VI) or (VII) below, such act or failure to act is corrected prior to the Date of Termina-tion specified in the Notice of Termination given in respect thereof:

                         (I)  the assignment to the Executive of
                    any duties inconsistent with the Executive's sta-tus as an executive officer of the Company or a substantial adverse alteration in the nature or status of the Executive's responsibilities from those in effect immediately prior to the Change in Control (other than any such alteration primarily attributable to the fact that the Company may no longer be a public company);

                         (II)  a reduction by the Company in the
                    Executive's annual base salary as in effect on the date hereof or as the same may be increased from time to time (except for across-the-board salary reductions which are made after the expiration of the Term and which similarly affect all executives of the Company and all executives of any Person in control of the Company);

                         (III)  the relocation of the Company's
                    principal executive offices to a location more than fifty (50) miles from the location of such offices immediately prior to the Change in Control or the Company's requiring the Executive to be based anywhere other than the Company's principal executive offices except for required travel on the Company's business to an extent substantially consistent with the Executive's present business travel obligations;

                         (IV)  the failure by the Company, with-
                    out the Executive's consent, to pay to the Execu-tive any portion of the Executive's current com-pensation (except pursuant to an across-the-board compensation deferral similarly affecting all executives of the Company and all executives of any Person in control of the Company), or to pay to the Executive any portion of an installment of deferred compensation under any deferred compensa-tion program of the Company, within seven (7) days of the date such compensation is due;

                         (V)  the failure by the Company to con-
                    tinue in effect any compensation plan in which the Executive participates immediately prior to the Change in Control which is material to the Executive's total compensation, including but not limited to the Company's Annual Executive Incen-tive Compensation Plan, Performance Share Plan, and Supplemental Executive Retirement Plan, or any substitute plans adopted prior to the Change in Control, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or the fail-ure by the Company to continue the Executive's participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount of benefits provided and the level of the Executive's partici-pation relative to other participants, as existed at the time of the Change in Control;

                         (VI)  the failure by the Company to con-
                    tinue to provide the Executive with benefits sub-stantially similar to those enjoyed by the Execu-tive under any of the Company's pension, life insurance, medical, health and accident, or dis-ability plans in which the Executive was partici-pating at the time of the Change in Control, the taking of any action by the Company which would directly or indirectly materially reduce any of such benefits or deprive the Executive of any material fringe benefit enjoyed by the Executive at the time of the Change in Control, or the fail-ure by the Company to provide the Executive with the number of paid vacation days to which the Executive is entitled on the basis of years of service with the Company in accordance with the Company's normal vacation policy in effect at the time of the Change in Control; or

                         (VII)  any purported termination of the
                    Executive's employment which is not effected pur-suant to a Notice of Termination satisfying the requirements of Section 11.1; for purposes of this Agreement, no such purported termination shall be effective.

               The Executive's right to terminate the Executive's employment for Good Reason shall not be affected by the Executive's incapacity due to physical or mental illness. The Executive's continued employment shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason hereunder.

               (P) "Notice of Termination" shall have the mean-ing stated in Section 11.1 hereof.

               (Q) "Person" shall have the meaning given in Sec-tion 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof; however, a Person shall not include (i) the Company or any of its subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its subsid-iaries, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corpo-ration owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.

               (R) "Potential Change in Control" shall be deemed to have occurred if the conditions set forth in any one of the following paragraphs shall have been satisfied during the Term:

                         (I)  the Company enters into an agree-
                    ment, the consummation of which would result in the occurrence of a Change in Control;

                         (II)  the Company or any Person publicly
                    announces an intention to take or to consider taking actions which, if consummated, would con-stitute a Change in Control;

                         (III)  any Person (x) is or becomes the
                    Beneficial Owner, directly or indirectly, (y) discloses directly or indirectly to the Company (or publicly) a plan or intention to become the Beneficial Owner, directly or indirectly, or (z) makes a filing under the Hart-Scott-Rodino Anti-trust Improvements Act of 1976, as amended, with respect to securities to become the Beneficial Owner, directly or indirectly, of securities of the Company representing 9.9% or more of the com-bined voting power of the Company's then outstand-ing securities; or

                         (IV)  the Board adopts a resolution to
                    the effect that, for purposes of this Agreement, a Potential Change in Control has occurred.

               (S) "Retirement" shall be deemed the reason for the termination by the Company or the Executive of the Executive's employment if such employment is terminated in accordance with the Company's retirement policy, not includ-ing early retirement, generally applicable to its salaried employees, as in effect immediately prior to the Change in Control, or in accordance with any retirement arrangement established with the Executive's consent with respect to the Executive.

               (T) "Severance Payments" shall mean those pay-ments described in Section 10.1 hereof.

               (U)  "Term" shall have the meaning stated in
     Section 3 hereof.

               (V) "Total Payments" shall mean those payments so described in Section 10.2 hereof.


     NEW YORK STATE ELECTRIC & GAS
                                CORPORATION


                              By  Richard P. Fagan
                                  Name: Richard P. Fagan
                                  Title: Senior Vice
                                  President - Management
                                  Services Business Unit


                              James A. Carrigg
                              James A. Carrigg

                             EXHIBIT 1

                            COMPETITORS


     (1) Central Hudson Gas & Electric Corporation
     (2) Consolidated Edison Co. of NY, Inc.
     (3) Long Island Lighting Company
     (4) Niagara Mohawk Power Corporation
     (5) Orange & Rockland Utilities, Inc.
     (6) Rochester Gas and Electric Corporation